

Keith Haring (b. 1958)

Untitled (1982)



Keith Haring (1958–1990) was an American artist whose Pop and graffiti aesthetic grew out of the New York City street culture of the 1980s.

INVESTMENT THESIS

Price Appreciation of Similar Works

19.8%

Appraised Value

N/A

Initial Offering

$6,105,000

Similar Sales



$5.6m
$4.2m
$2.8m
$1.4m
$0.0
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Investment Overview

Offering Circular		sec.gov/edgar
Auction History	significant	36 years
2019 Auction Sales	moderate	$42,074,453
Repeat Sales		view

2% Progress

INVEST NOW

DEAL SHEET

WHY WE LIKE THIS PAINTING

- Recognized as a masterpiece by acclaimed American artist, Keith Haring, Untitled (1982) has been exhibited at over 5 major museum exhibitions.
- Significantly, this painting was selected as the cover image for the catalogue of the artist's 2008 solo exhibition at the Musée d'art contemporain de Lyon, and there are several photographs of Haring himself with the painting.
- The subject matter features Haring's iconic 'dancing dog' figure, as well as the bright day-glo paint that was prevalent in his early work.
- Similar paintings have appreciated by 19.8% per year historically.

Past performance is no guarantee of future results. Repeat sales data may be limited and not representative of the entire artist market. An investor must read the Offering Circular before making an investment decision.



2019 Auction Sales	2019 Number of Lots Sold
$42,074,453	509

KEITH HARING

b. 1958, Pennsylvania—d. 1990, New York



THE PAINTING

Untitled, 1982

Enamel and Day-Glo paint on metal.
91 × 72 in. (231 × 183 cm.)

PRICE APPRECIATION OF SIMILAR WORKS[1]

19.8%

INITIAL OFFERING

$6,105,000



Keith Haring (1958—1990) was an American artist whose Pop and graffiti aesthetic grew out of the New York City street culture of the 1980s.

Masterworks has agreed to acquire the Painting, *Untitled*, which measures at 91 inches by 72 inches, in a privately negotiated transaction from a private collector on February 12, 2021.

The Painting is an acclaimed masterpiece by Keith Haring, and has been recognized in numerous institutional exhibitions as an important work by the artist. An excellent example of the artist's iconic style, the Painting was created in day-glo and enamel on metal in 1982—the same year as the artist's first major solo exhibition at the Tony Shafrazi Gallery in New York. Haring first began using day-glo paint in the early 1980s and created a number of significant and commercially successful works with this medium. Activated by black light, the neon day-glo paint transforms into a psychedelic visual experience, reminiscent of the hip-hop and club culture of New York in the 1980s, and is itself an excellent instance of the bridge between high and low art that the artist is known for.

Haring's artistic practice had become diverse in media and approach, he became particularly well known for the white chalk drawings he executed on black poster paper and pasted in the NYC subway system. Cartoon figures drawn in a thick outline, like the 'radiant baby', became synonymous with Haring's aesthetic and earned him a spot in the now legendary Times Square Show, which was organized by COLAB (Collaborative Projects) in 1980 and featured one hundred up and coming artists like Jean-Michel Basquiat, Nan Goldin and Jenny Holzer. Following the show's success, Haring began to work with Tony Shafrazi, who put on an immediately successful solo show of Keith Haring's work in 1982, attended by important Pop Artists like Roy Lichtenstein and Robert Rauschenberg. Haring was respected in artistic circles and his close friends included Jean-Michel Basquiat, George Condo, Andy Warhol, Madonna, Yoko Ono, and David Bowie.

The Painting depicts one of the most highly recognizable motifs in Haring's work: the dancing dog. Emblematic of the artist's most celebrated imagery, Haring's dancing dogs were influenced by the artist's fascination with ancient Egyptian hieroglyphs, and specifically resemble Anubis, the god of the afterlife that wears the head of a jackal. In the Painting, a bright red larger than life dancing dog plays with two green figures, as if they were dolls. With one figure held in the dog's right arm and the other pinned underneath the dog's foot, the narrative becomes complex, even sinister, when the lights are turned off and the fluorescent day-glo paint is activated. Haring's bold black line expresses movement, sound, and also references the visual language of comics, cartoons, graffiti tags and pop art.

By 1984, the artist's popularity had become motivation for opportunists to lay claim to his graffiti artwork that sprawled Manhattan, and in recourse, Haring established the 'Pop Shop' in 1986, a commercial store where the public could buy inexpensive, authentic Keith Haring imagery. The artist is remembered around the world through 45 murals from New York to the Berlin Wall, many of which involved collaborations with children. Haring's art is included as part of the permanent collection in important institutions such as the Museum of Modern Art, the Whitney Museum of American Art and the Los Angeles County Museum of Art, among many others. As of February 12, 2021, Haring's top auction records include *The Last Rainforest* (1989), which sold on June 28, 2016 for £4,181,000 ($5,565,747), *Silence=Death* (1988), which sold on May 15, 2019 for $5,609,500 and *Untitled* (1984), which sold on October 4, 2018 for £3,946,250 ($5,134,232).

AUCTION RESULTS FOR SIMILAR WORKS[2]


6M
4.5M
3M
1.5M
1992
1994
1996
1998
2001
2003
2005
2007
2009
2011
2013
2015
2017
2020

1. Historical appreciation rates reflect an implied annualized return for a given artwork based on its purchase and sale at auction, including purchase and sale commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money.

2. The table and chart capture the historical data for selected auctions sales transactions, which are similar to the Painting. The set of similar sales comprise paintings by Keith Haring with the following criteria: paintings created between 1981 and 1988 that are larger than 50 inches by 50 inches and have a clear, crisp and colorful composition featuring iconic characters drawn in a thick outline, excluding works with a white background except in the case of *Untitled (Dancing Dogs)* (1981), *Untitled* (1982), and *Untitled* (1986) which feature complex dancing dog motifs or a particularly strong composition of other iconic motifs, as in the case of *Untitled*, 17 Oct (1985). Works that feature explicit imagery, portray Disney characters or business logos were excluded from the comparative set. Sales of paintings where the data was incomplete, and the image was unable to be verified, were excluded from the comparative set. The data was sourced from publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Although the paintings in the comparables set have similar characteristics to the Painting, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth is useful in determining the value of the Painting and you are urged not to place undue reliance on such data. For the purposes of the table, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date. The realized prices comprised by this set of comparable transactions have increased at an estimated 19.8% CAGR implied from selected sales occurring from May 5, 1993 to February 13, 2020.

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Keith Haring at work in his studio making paintings for an upcoming art exhibit, New York, New York, October 28, 1982.

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DRAWING IS STILL BAS
IT HAS BEEN SINCE

It brings together man and the



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SICALLY THE SAME AS PREHISTORIC TIMES.

e world. It lives through magic.



Installation View, "Keith Haring: the *Political Line (La ligne politique)*," at Musée d'Art moderne de la Ville de Paris, Paris, April 19–August 18, 2013. Photo by David Regen.


Keith Haring
SKIRA

Untitled was the cover feature of Haring's catalogue, printed by Skira publishing for his 2008 retrospective at the Museum of Fine Arts of Lyon.

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THE VIEWER CREATES THE REALITY, THE MEANING, THE CONCEPTION OF THE PIECE.

I am merely a middleman trying to bring ideas together.